Amendment No. 5 to
Amended and Restated Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Principal Life Insurance Company
Principal National Life Insurance Company
Princor Financial Services Corporation

Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin/Templeton Distributors, Inc. (the "Underwriter," and together with the Trust, "we" or ·'us"), Principal Life Insurance Company, Principal National Insurance Company, and Princor Financial Services Corporation, your distributor (collectively, the "Company" or "you"), on your behalf and on behalf of certain Accounts, have previously entered into an Amended and Restated Participation Agreement dated November 1, 2007, and subsequently amended September 10, 2009, August 16, 2010, November 1, 2011, September 16, 2013, and further modified by an Addendum dated May 1, 2011 (the "Agreement"). The parties now desire to amend the Agreement by this amendment (the "Amendment"). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule C of the Agreement is deleted and replaced in its entirety with the Schedule C attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of May 1, 2014.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE
Only on behalf of	PRODUCTS TRUST
each Portfolio listed
on Schedule C of
the Agreement.	By: /s/ Karen L. Skidmore
Name: Karen L. Skidmore
Title: Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By: /s/ Christopher Felchlin
Name: Christopher Felchlin
Title: Vice President

The Company:	PRINCIPAL LIFE INSURANCE COMPANY
PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Sara Wiener
Name: Sara Wiener
Title: AVP -- Annuity Product Line Management

The Distributor:	PRINCOR FINANCIAL SERVICES CORPORATION

By: /s/ Marty Richardson
Name: Marty Richardson
Title: V.P. Broker Dealer Ops

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Global Real Estate VIP Fund - Class 2

2.	Franklin Income VIP Fund - Class 2

3.	Franklin Mutual Global Discovery VIP Fund - Class 2

4.	Franklin Mutual Shares VIP Fund - Class 2

5.	Franklin Rising Dividends VIP Fund - Class 2

6.	Franklin Rising Dividends VIP Fund - Class 4

7.	Franklin Small Cap Value VIP Fund - Class 2

8.	Franklin Strategic Income VIP Fund - Class 2

9.	Franklin U.S. Government Securities VIP Fund - Class 2

10.	Templeton Developing Markets VIP Fund - Class 2

11.	Templeton Foreign VIP Fund - Class 2

12.	Templeton Global Bond VIP Fund - Class 2

13.	Templeton Global Bond VIP Fund - Class 4

14.	Templeton Gro\\1:h VIP Fund - Class 2

In addition to the Portfolios and classes of shares listed above. any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)
the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) ("Notice") identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)
we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

FORM OF NOTICE PURSUANT TO SCHEDULE C OF PARTICIPATION AGREEMENT

To:    General Counsel c/o
Linda Lai (Llai@frk.com) or Kevin Kirchoff (kkircho@frk.com)
Fax: 650 525-7059
Franklin Templeton Investments
1 Franklin Parkway
Bldg. 920, 2nd Floor
San Mateo. CA 94402

With respect to the following agreement(s) (collectively, the "Agreement") (please reproduce and complete table for multiple agreements):

Date of Participation Agreement:
Insurance Company(ies):
Insurance Company Distributor(s):

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust, and Franklin/Templeton Distributors, Inc. the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios List of Current classes for your reference: Class 1 (no 12b-1 fee); Class 2 (12b-1 fee of 25 bps); or Class 4 (12b-1 fee of 35 bps).	Offering Date(s)

Name and title of authorized person of insurance company:
Contact Information: